EXHIBIT (j)(9)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports each dated December 22, 2004 for Eaton Vance Tax-Managed Multi-Cap Opportunity Fund (the "Fund") and the Tax-Managed Multi-Cap Opportunity Portfolio for the year ended October 31, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.



/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP

February 28, 2005
Boston, Massachusetts